Execution Copy

IPR Assignment Agreement

Dated as of the 30th day of June 2009
By and between:
Hotel Outsource Management International, Inc., a Delaware corporation whose address for the purposes of notices sent under this Agreement shall be One Embarcadero Center, Suite 500, San Francisco  CA 94111, Fax: +1-415-433 5994, e-mail: danielcohen@my-homi.com, with a mandatory copy to Reif & Reif Law Offices, 17-4 Yitzchak Rabin Road, Bet Shemesh 99585, Israel, Fax: +972-2-999-7993, e-mail: Aryeh@ReifLaw.com; (“Seller”);

And:
HOMI Industries Ltd, a company incorporated and existing under the laws of Israel, No. 512805193, whose address for the purposes of this Agreement shall be c/o HOMI Israel Ltd., Gav-Yam Centre, Building #3, 3rd Floor, 9 Shenkar Street, Herzliya Pituach 46725, Fax: 09-9728626, email: jackronnel@my-homi.com, with a mandatory copy to Adv. Aryeh Reif, 17-4 Yitzchak Rabin Road, Bet Shemesh 99585, Fax: 02-9997993, email: Aryeh@ReifLaw.com (“Buyer”);

Whereas:
Seller has developed and/or is the owner of technology, know-how and patent rights relating to the marketing, lease, supply, installation and/or outsource operation of minibars and/or other in-room refreshment dispensing devices (“HOMI® Services”), as well as the development, manufacture and sale of such devices (collectively, the “IP Rights”);

Whereas:
Seller wishes to sell and assign all of the IP Rights to Buyer, which is a wholly owned subsidiary of Seller, and Buyer wishes to purchase and take assignment of all the IP Rights, all in accordance with and subject to the terms and conditions set forth herein;

Therefore, the Parties have made condition and agreed as follows:

1.	Sale and Assignment of IP Rights

1.1	Seller confirms that the IP Rights are free and clear of all liens, claims and encumbrances of any kind.

1.2
Seller hereby sells and assigns the IP Rights to Buyer and Buyer hereby purchases and takes assignment of the IP Rights from Seller, with retroactive effect as of January 1, 2009 (the “Sale & Assignment”).

1.3
Seller warrants to Buyer that Seller is the sole owner and the sole holder of the IP Rights and that Seller has the full right to assign and sell the IP Rights to Buyer. Seller further warrants to Buyer that it is not aware of any third party rights that are infringed by the IP Rights and the commercialization thereof.

1.4
In view of the fact that Seller’s commercialization of the IP Rights, in the context of the HOMI® Services, has been performed under the “HOMI” trademark (the “Trademark”), and Seller has registered that trademark in its name in numerous countries around the world and has accumulated goodwill in the “HOMI” name and mark (the “Goodwill”), it is hereby agreed that the Sale & Assignment includes the grant by Seller, to Buyer, of an exclusive, worldwide, royalty-free license to supply HOMI® Services under the Trademark and the Goodwill, including the right to grant sub-licenses under terms that shall have been approved in advance by Seller.

Buyer undertakes to strictly comply at all times with directions and procedures that Seller may provide from time to time in connection with proper usage of the Trademark and make sure that its actions at all time enhance the reputation of the Trademark.

2
IPR Assignment Agreement
HOMI Inc – HOMI Industries
Execution Copy

2.	Consideration

In full and final consideration of the Sale & Assignment as set forth in Section 1 above, Buyer shall pay to Seller, at the signing hereof, the sum of US$1,913,000 (one million, nine hundred and thirteen thousand US Dollars) (the “Purchase Price”).

3.	Registration

Buyer shall, at its own expense, file such notices and/or registration and/or recordal that may be necessary in order to perfect the Sale & Assignment, including, without limitation, the recordal of the assignment of Seller’s patent rights in relation to the IP Rights, and the recordal of the trademark license. Seller agrees to fully cooperate with Buyer in this regard and to promptly execute, free of charge, any and all such documents as may be required in such context, upon Buyer’s reasonable request.

4.	Miscellaneous

No Amendment to this Agreement, or any part thereof, shall be valid or binding upon the Parties unless drawn up in writing and signed by both Parties. The Preamble, and any Appendices, Exhibits or Schedules to this Agreement, constitute an integral part hereof. The headings used in this Agreement are for convenience of reference only and will not be used in the construction of this Agreement. Any use of the word “including” in this Agreement shall be construed as meaning “including, without limitation”, unless expressly stipulated to the contrary. All pronouns contained herein, and any variations thereof, shall be deemed equally to refer to the masculine, feminine or neutral, singular or plural, as the context may require. No principle of construction against the drafter shall apply in any way to this Agreement or any of the Exhibits, Appendices and/or Schedules attached hereto. No failure or delay on the part of any Party in exercising any right and/or remedy to which it may be entitled hereunder and/or by law shall operate as a waiver by that Party of any right whatsoever. No waiver of any right under this Agreement shall be deemed as a waiver of any further or future right hereunder, whether or not such right is the same kind of right as was waived in a previous instance. In case any provision of the Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and shall continue in full force and effect. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and replaces any previous agreements between the Parties, if at all, whether written or verbal, pertaining to any of the subject-matter hereof. This Agreement shall be deemed to have been made and concluded in Israel and the construction, validity and performance of this Agreement shall be governed by the laws of Israel without giving effect to the conflicts of law principles thereunder. By their execution hereof, the parties irrevocably agree to submit all disputes arising hereunder to the jurisdiction of the competent courts of Tel-Aviv, Israel. Notices sent by one Party to the other under this Agreement will be sent by registered mail to the addresses specified in the Preamble, delivered by hand, transmitted by fax, or sent by e-mail or other electronic means of communication and will be deemed to have reached their destination within 3 days of being deposited with the Post Office for dispatch as registered mail (7 days in the case of air mail), upon actual delivery when delivered by hand, and upon receipt of the recipient’s confirmation of receipt when sent by fax, e-mail or other electronic means of communication. This Agreement may be executed in any number of counterparts, in original or by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

In witness whereof the Parties have executed this

IPR Assignment agreement on the date first above written:
_______________________________ Hotel Outsource Management International, Inc.	_________________________ HOMI Industries Ltd